Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of ConocoPhillips and ConocoPhillips Company for the registration of $2,554,867,000 of Senior Notes and to the incorporation by reference therein of our reports dated February 17, 2022, with respect to the consolidated financial statements of ConocoPhillips, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 18, 2022